Exhibit 99.1

Diodes Incorporated Reports First Quarter Fiscal 2023 Financial Results

Gross Margin Remains Above 41% for Four Consecutive Quarters;

Automotive and Industrial Reach a Record 47% of Product Revenue

Plano, Texas – May 9, 2023 -- Diodes Incorporated (Diodes) (Nasdaq: DIOD) today reported its financial results for the first quarter ended March 31, 2023.

First Quarter Highlights

•
Revenue was $467.2 million, decreasing 3.1 percent from $482.1 million in the first quarter 2022 and down 5.8 percent from $496.2 million in the fourth quarter 2022;
•
GAAP gross profit was $194.5 million, decreasing 1.1 percent from $196.7 million in the first quarter 2022 and down 5.7 percent from $206.2 million in the fourth quarter 2022;
•
GAAP gross profit margin was 41.6 percent, an increase of 80 basis points from 40.8 percent in the first quarter 2022 and flat compared to 41.6 percent in the fourth quarter 2022;
•
GAAP net income was $71.2 million, compared to $72.7 million in the first quarter 2022 and $92.1 million in the fourth quarter 2022;
•
Non-GAAP adjusted net income was $73.4 million, compared to $80.3 million in the first quarter 2022 and $79.6 million in the fourth quarter 2022;
•
GAAP EPS was $1.54 per diluted share, compared to $1.59 per diluted share in the first quarter 2022 and $2.00 per diluted share in the fourth quarter 2022;
•
Non-GAAP EPS was $1.59 per diluted share, compared to $1.75 per diluted share in the prior year quarter and $1.73 per diluted share last quarter;
•
Excluding $7.7 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.17 per diluted share;
•
EBITDA was $121.8 million, or 26.1 percent of revenue, compared to $118.2 million, or 24.5 percent of revenue, in the first quarter 2022 and $129.6 million, or 26.1 percent of revenue, in the fourth quarter 2022; and
•
Achieved cash flow from operations of $99.8 million and $51.8 million of free cash flow, including $48.0 of capital expenditures. Net cash flow was a negative $15.2 million, including the pay down of $60.8 million of total debt.

Commenting on the results, Dr. Keh-Shew Lu, Chairman, President and Chief Executive Officer, stated, “Our first quarter results were highlighted by continued strength in our gross margin performance, which was at the high-end of our guidance despite the seasonally lower revenue and economic slowdown in the consumer, communications and computing markets. In fact, gross margin has remained over 41% for the past four quarters and above our target model of 40%, underscoring our execution on new product initiatives and product mix improvements. A key contributor to our improved mix has been our success expanding into the automotive and industrial markets, which together represented a record 47% of total product revenue in the quarter. Another contributing factor to our consistent margin improvement is our manufacturing cost reductions and operational efficiencies, which have also allowed us to maintain healthy margins despite the COVID-related disruptions and the Chinese New Year holiday during the quarter.

“Over the past several years, we have taken significant steps to transform our business as well as our customer and market positioning based on a total solutions sales approach, extensive pipeline of new product introductions and design wins. Today, Diodes has a diversified business across product groups, end markets and applications, as well as geographies that are further supported by a flexible manufacturing model and a team that is highly focused on consistent execution and sustainable quarterly performance. These fundamental factors position us well to not only sustain our margin profile during an economic slowdown, but also continue driving even higher profitability and cash flow in more favorable economic environments.”

First Quarter 2023

Revenue for first quarter 2023 was $467.2 million, decreasing 3.1 percent from $482.1 million in the first quarter 2022 and down 5.8 percent from $496.2 million in the fourth quarter 2022.

GAAP gross profit for the first quarter 2023 was $194.5 million, or 41.6 percent of revenue, compared to $196.7 million, or 40.8 percent of revenue, in the first quarter of 2022 and $206.2 million, or 41.6 percent of revenue, in the fourth quarter 2022.

GAAP operating expenses for first quarter 2023 were $108.0 million, or 23.1 percent of revenue, and on a non-GAAP basis were $101.3 million, or 21.7 percent of revenue, which excludes $3.9 million of amortization of acquisition-related intangible asset expenses and $2.8 million related to officer retirement. GAAP operating expenses in the first quarter 2022 were $103.6 million, or 21.5 percent of revenue, and in the fourth quarter 2022 were $109.7 million, or 22.1 percent of revenue.

First quarter 2023 GAAP net income was $71.2 million, or $1.54 per diluted share, compared to GAAP net income in the first quarter 2022 of $72.7 million, or $1.59 per diluted share, and GAAP net income of $92.1 million, or $2.00 per diluted share, in the fourth quarter 2022.

First quarter 2023 non-GAAP adjusted net income was $73.4 million, or $1.59 per diluted share, which excluded, net of tax, $3.1 million of acquisition-related intangible asset costs, $2.3 million of officer retirement expenses and a $3.1 million gain related to an LSC investment. This compares to non-GAAP adjusted net income of $80.3 million, or $1.75 per diluted share, in the first quarter 2022 and $79.6 million, or $1.73 per diluted share, in the fourth quarter 2022.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
March 31, 2023
GAAP net income	$71,150

GAAP diluted earnings per share	$1.54

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,145

Officer retirement	2,262

LSC investment related	(3,111)

Non-GAAP net income	$73,446

Non-GAAP diluted earnings per share	$1.59

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in first quarter 2023 GAAP net income and non-GAAP adjusted net income was approximately $7.7 million, net of tax, of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.17 per diluted share for the first quarter 2023, $0.14 for first quarter 2022 and $0.16 for the fourth quarter 2022.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in first quarter 2023 was $121.8 million, or 26.1 percent of revenue, increasing from $118.2 million, or 24.5 percent of revenue, in first quarter 2022 and a decrease from the $129.6 million, or 26.1 percent of revenue, in fourth quarter 2022. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For first quarter 2023, net cash provided by operating activities was $99.8 million. Net cash flow was a negative $15.2 million, which includes the pay down of $60.8 million of total debt. Free cash flow (a non-GAAP measure) was $51.8 million, which includes $48.0 million of capital expenditures.

Balance Sheet

As of March 31, 2023, the Company had approximately $335 million in cash and cash equivalents, restricted cash, and short-term investments. Total debt (including long-term and short-term) amounted to approximately $125 million and working capital was approximately $731 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and completion of the quarterly review by its independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending March 31, 2023.

Business Outlook

Dr. Lu concluded, “For the second quarter of 2023, we expect revenue to be approximately $467 million, plus or minus 3 percent. With a slower than expected recovery in the consumer, computing and communications markets, we are guiding flat sequentially at the mid-point to reduce the 3C channel inventory. The automotive and industrial markets are expected to remain strong. We also expect to continue driving our strategy of improved product mix and are guiding GAAP gross margin to be a record 41.8 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 22.0 percent of revenue, plus or minus 1 percent. We expect net interest expense to be approximately $1.0 million. Our income tax rate is expected to be 20.0 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 46.5 million.”

Amortization of acquisition-related intangible assets of $3.1 million, after tax, for previous acquisitions is not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Tuesday, May 9, 2023 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its first quarter financial results. Investors and analysts may join the conference call by dialing 1-833-634-2590, and international callers may join the teleconference by dialing +1-412-317-6038. A telephone replay of the call will be made available approximately two hours after the call and will remain available until May 16, 2023 at midnight Central Time. The replay number is 1-877-344-7529 with a pass code of 8975900. International callers should dial +1-412-317-0088 and enter the same pass code at the prompt.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at https://investor.diodes.com. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations of 32 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of that for the second quarter of 2023, we expect revenue to be approximately $467 million plus or minus 3 percent; we expect GAAP gross margin to be 41.8 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 22.0 percent of revenue, plus or minus 1 percent; we expect non-GAAP net interest expense to be approximately $1.0 million; we expect our income tax rate to be 20.0 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 46.5 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that the COVID-19 pandemic may continue and have a material adverse effect on customer demand and staffing of our production, sales and administration facilities; the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that the cost, expense, and diversion of management attention associated with the LSC acquisition may be greater than we currently expect; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk that the coronavirus outbreak or other similar epidemics may harm our domestic or international business operations to a greater extent than we currently anticipate; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries.

© 2023 Diodes Incorporated. All Rights Reserved

Company Contact: Investor Relations Contact:

Diodes Incorporated Shelton Group

Gurmeet Dhaliwal Leanne Sievers

Director, IR & Corporate Marketing President, Investor Relations

P: 408-232-9003 P: 949-224-3874

E: Gurmeet_Dhaliwal@diodes.com E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31, 2023
	2023	2022
Net sales	$467,241	$482,123
Cost of goods sold	272,787	285,426
Gross profit	194,454	196,697

Operating expenses
Selling, general and administrative	70,991	71,443
Research and development	33,232	28,677
Amortization of acquisition-related intangible assets	3,852	3,862
Other operating expense (income)	(48)	(343)
Total operating expense	108,027	103,639

Income from operations	86,427	93,058

Other (expense) income
Interest income	1,772	826
Interest expense	(2,132)	(1,114)
Foreign currency (loss) gain, net	(1,893)	1,721
Unrealized (loss) gain on investments	3,889	(5,548)
Other income	530	1,876
Total other (expense) income	2,166	(2,239)

Income before income taxes and noncontrolling interest	88,593	90,819
Income tax provision	16,616	16,646
Net income	71,977	74,173
Less net (income) attributable to noncontrolling interest	(827)	(1,482)
Net income attributable to common stockholders	$71,150	$72,691

Earnings per share attributable to common stockholders:
Basic	$1.56	$1.61
Diluted	1.54	$1.59
Number of shares used in earnings per share computation:
Basic	45,600	45,104
Diluted	46,161	45,844

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2023:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP				$71,150

Diluted earnings per share (per-GAAP)				$1.54

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,852		(707)	3,145

Officer retirement	2,845		(583)	2,262

LSC investment related		(3,889)	778	(3,111)

Non-GAAP				$73,446

Diluted shares used in computing earnings per share				46,161

Non-GAAP diluted earnings per share				$1.59

Note: Included in GAAP and non-GAAP net income was approximately $7.7 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have increased by $0.17 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2022:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$72,691

Diluted earnings per share (per-GAAP)				1.59

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,862		(706)	3,156

Acquisition-related costs	275		(57)	218

LSC Investment Related		5,548	(1,303)	4,245

Non-GAAP				$80,310

Diluted shares used in computing earnings per share				45,844

Non-GAAP diluted earnings per share				$1.75

Note: Included in GAAP and non-GAAP adjusted net income was approximately $6.4 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have increased by $0.14 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments:

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Acquisition related costs – The Company excluded expenses associated with previous acquisitions of that typically consist of advisory, legal and other professional and consulting fees. These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Officer retirement – The Company excluded costs related to the retirement of two executives. These costs represent cash payments and the accelerated vesting of previously issued stock awards. The Company feels it is appropriate to exclude these costs since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

LSC investments related – The Company excluded market to market adjustments and the associated tax on certain LSC equity investments. The Company has also excluded certain taxes related to integration and restructuring activities within certain Taiwan subsidiaries including LSC. The Company believes this is not reflective of the ongoing operations and exclusion of this provides investors an enhanced view of the Company’s operating results.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the first quarter of 2023 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the first quarter of 2023, FCF was $51.8 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	March 31, 2023
	2023	2022
Net income (per-GAAP)	$71,150	$72,691
Plus:
Interest expense, net	360	288
Income tax provision	16,616	16,646
Depreciation and amortization	33,653	28,594
EBITDA (non-GAAP)	$121,779	$118,219

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31	December 31,
	2023	2022
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$323,146	$336,732
Restricted Cash	2,761	4,367
Short-term investments	8,768	7,059
Accounts receivable, net of allowances of $5,861 and $5,852 at March 31, 2023 and December 31, 2022, respectively	369,054	369,233
Inventories	341,941	360,281
Prepaid expenses and other	76,101	83,999
Total current assets	1,121,771	1,161,671
Property, plant and equipment, net	755,707	736,730
Deferred income tax	36,185	35,308
Goodwill	145,937	144,757
Intangible assets, net	75,398	79,137
Other long-term assets	150,563	130,709
Total assets	$2,285,561	$2,288,312

Liabilities
Current liabilities:
Line of credit	$34,651	$36,280
Accounts payable	143,694	160,442
Accrued liabilities	176,952	214,433
Income tax payable	33,876	19,682
Current portion of long-term debt	1,173	1,693
Total current liabilities	390,346	432,530
Long-term debt, net of current portion	89,636	147,470
Deferred tax liabilities	13,012	12,903
Other long-term liabilities	126,894	112,490
Total liabilities	619,888	705,393

Commitments and contingencies

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 45,706,798 and 45,469,722, issued and outstanding at March 31, 2023 and December 31, 2022, respectively	36,661	36,503
Additional paid-in capital	494,598	494,773
Retained earnings	1,519,242	1,448,092
Treasury stock, at cost, 9,281,581 shares held at March 31, 2023 and December 31, 2022	(337,490)	(337,490)
Accumulated other comprehensive loss	(117,546)	(128,233)
Total stockholders' equity	1,595,465	1,513,645
Noncontrolling interest	70,208	69,274
Total equity	1,665,673	1,582,919
Total liabilities and stockholders' equity	$2,285,561	$2,288,312